Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 31, 2025, except for the effects of discontinued operations as discussed in Notes 2 and 15, as to which the date is July 18, 2025, with respect to the consolidated financial statements of Axe Compute Inc. (formerly, Predictive Oncology Inc.) and subsidiaries, incorporated herein by reference.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

December 12, 2025